UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 13, 2005
Date of Report (Date of earliest event reported)
ALLERGAN, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10269	95-1622442
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)
2525 Dupont Drive
Irvine, California 92612
(Address of principal executive offices) (Zip Code)
(714) 246-4500
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 8.01. Other Events.
Item 9.01. Financial Statements and Exhibits.
SIGNATURE
Exhibit Index
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4

Item 1.01. Entry into a Material Definitive Agreement.
     On December 20, 2005, Allergan, Inc. (“Allergan”), Banner Acquisition, Inc., a wholly-owned subsidiary of Allergan (“Merger Sub” or “Offeror”) and Inamed Corporation (“Inamed”) entered into a definitive Agreement and Plan of Merger (the “Allergan Merger Agreement”), pursuant to which Merger Sub will continue its previously announced offer to exchange for all outstanding shares of Inamed common stock (together with the associated preferred stock purchase rights, the “Inamed Shares”) a choice of cash or Allergan common stock, as described below, with such offer amended to conform to the terms set forth in the Allergan Merger Agreement (as amended, the “Offer”). After the completion of the Offer, Merger Sub will be merged with and into Inamed (the “Inamed Merger”), with Inamed surviving the Merger as a wholly owned subsidiary of Allergan. A copy of Allergan’s and Inamed’s joint press release announcing the execution of the Allergan Merger Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.
      Under the Allergan Merger Agreement, as promptly as practicable after the Inamed Merger, Allergan intends to cause Inamed to merge with and into a wholly owned limited liability company subsidiary of Allergan. This second merger is referred to as the “Post-Closing Merger”. Immediately before the Post-Closing Merger, Allergan will be the sole stockholder of Inamed, and none of the former Inamed stockholders will have any economic interest in, or approval or other rights with respect to, the Post-Closing Merger.
      The following summary describes certain material provisions of the Allergan Merger Agreement, a copy of which is attached as Exhibit 99.2 hereto and is incorporated herein by this reference. This summary may not contain all of the information about the Allergan Merger Agreement that is important to Inamed stockholders, and Inamed stockholders are encouraged to read the Allergan Merger Agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the Allergan Merger Agreement, and not this summary.
The Offer
      The Allergan Merger Agreement provides for the making of the Offer. Under the terms of the Offer, each Inamed stockholder may elect to receive, for each Inamed Share validly tendered and not properly withdrawn, either:

•	$84.00 in cash, without interest; or

•	0.8498 of a share of newly issued Allergan common stock (including associated preferred stock purchase rights), in each case, subject to the proration and election procedures described below, and further described in the Allergan Merger Agreement.
     In the Offer, 45% of the aggregate Inamed Shares tendered will be exchanged for cash and 55% of the aggregate Inamed Shares tendered will be exchanged for shares of Allergan common stock. Therefore, elections will be subject to proration if tendering holders of Inamed Shares, in the aggregate, elect to receive more than the maximum amount of consideration to be paid in cash or Allergan common stock pursuant to the Offer.
     Under the Allergan Merger Agreement, the obligation of Offeror to accept for exchange and to exchange Inamed Shares for cash and shares of Allergan common stock tendered pursuant to the Offer is subject to the satisfaction of certain conditions. These conditions are described under “Conditions of the Offer” below.
      Under the Allergan Merger Agreement, Offeror may extend the Offer:

•	from time to time in increments of no more than 10 business days each, if at the initial or any subsequent scheduled expiration date any of the conditions of the Offer have not been satisfied or waived;

•	for any period required by any rule, regulation or interpretation of the SEC applicable to the Offer; and

•	one time for up to five business days if less than 90% of the Inamed Shares on a fully diluted basis have not been validly tendered at the scheduled expiration date.
Conditions of the Offer
      Pursuant to the terms of the Allergan Merger Agreement, Offeror is not required to accept for exchange or exchange any Inamed Shares, may postpone the acceptance for exchange, or exchange, of tendered Inamed Shares, if at the scheduled expiration date of the Offer any of the following conditions are not met, and Offeror may, in its reasonable discretion (but subject to the requirements of applicable laws) terminate or amend the Offer in accordance with the Allergan Merger Agreement if, the following conditions are not met:

(a)

	(i)	the representations and warranties of Inamed contained in the Allergan Merger Agreement shall be true and correct, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Company Material Adverse Effect (as defined in the Allergan Merger Agreement);

	(ii)	Inamed shall have performed in all material respects all of its obligations required to be performed by it under the Allergan Merger Agreement at or prior to the time Offeror accepts for exchange Inamed Shares validly tendered pursuant to the Offer;

(b)		there shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer, a number of Inamed Shares which, together with any Inamed Shares that Allergan or Offeror beneficially owns, will constitute at least a majority of the total number of outstanding Inamed Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Inamed Shares had been so converted, exercised or exchanged) as of the date that Offeror accepts the Inamed Shares for exchange;

(c)

	(i)	any mandatory waiting periods barring consummation of the Inamed Merger as established by the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the “HSR Act”) and any other applicable similar foreign laws or regulations will have expired or been terminated;

	(ii)	such expiration or termination has been granted or occurred without the imposition of any material condition or restriction, other than, to the extent required to obtain any necessary consents, approvals or authorizations required to complete the Offer, the Inamed Merger or the Post-Closing Merger under applicable antitrust laws (x) the license, divestment, disposition of or holding separate of (A) the Reloxin Assets (as defined in the Allergan Merger Agreement), including Inamed’s distribution rights and all related rights to the Reloxin/ Dysport products in all markets, and (B) such other assets and businesses as do not constitute material assets or businesses of Allergan or Inamed or their respective subsidiaries.

(d)

	(i)	the shares of Allergan’s common stock to be issued to Inamed stockholders in the Offer and the Inamed Merger shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

	(ii)	the registration statement pursuant to which the offer and sale of the shares of Allergan common stock to be issued in the Offer and the Inamed Merger (the “Registration Statement”) will be registered shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued nor shall there have been proceedings for that purpose pending before the Securities and Exchange Commission (the “SEC”), and Allergan shall have received all material state securities law or blue sky authorizations;

	(iii)	no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Offer, the Inamed Merger or the Post-Closing Merger shall be in effect; and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental entity that prohibits or makes illegal the completion of the Offer, the Inamed Merger or the Post-Closing Merger;

	(iv)	no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental entity that materially restricts the completion of the Offer, the Inamed Merger or the Post-Closing Merger other than any license, divestment, disposition of or holding separate of (A) the Reloxin Assets, including Inamed’s distribution rights and all related rights to the Reloxin/ Dysport products in all markets, and (B) such other assets and businesses of Allergan or Inamed as do not constitute material assets or businesses of Allergan or Inamed or their respective subsidiaries;

	(v)	there shall not be pending any suit, action or proceeding by any governmental entity:

		(A)	seeking to prohibit the completion of the Offer;

		(B)	seeking to prohibit the ownership or operation by Inamed or Allergan or any of their respective subsidiaries of any material business or assets of Inamed or Allergan (other than those contemplated in the Allergan Merger Agreement relating to the Reloxin Assets and other non-material assets or businesses of Allergan or Inamed or their respective subsidiaries);

		(C)	seeking to prohibit Allergan from effectively controlling in any material respect the business or operations of Inamed (other than those contemplated in the Allergan Merger Agreement relating to the Reloxin Assets and other non-material assets or businesses of Allergan or Inamed or their respective subsidiaries);

	(vi)	since the date of the Allergan Merger Agreement, there will not have been any state of facts, events, changes, effects, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Allergan Merger Agreement).
      The conditions to the Offer set forth in the Allergan Merger Agreement (i) are for the sole benefit of Offeror, (ii) may be asserted by Offeror regardless of the circumstances giving rise to any of these conditions and (iii) may be waived by Offeror, provided that the conditions described in clauses (c)(i) and (d)(i) through (iii) are not waivable. Under the Allergan Merger Agreement, Inamed must consent before (A) Offeror waives the minimum tender condition described above, (B) Offeror adds any conditions to the Offer, (C) Offeror modifies any condition to the Offer in any manner adverse to the holders of Inamed Shares or (D) Offeror changes the form of consideration.
Completion and Effectiveness of the Inamed Merger
      The closing of the Inamed Merger will occur on the second business day after all of the conditions to completion of the Inamed Merger contained in the Allergan Merger Agreement, including the condition that the Offer shall have been completed, are satisfied or waived, unless the parties agree otherwise in writing (see “Conditions to the Merger” below). The Inamed Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Merger Consideration

General
      Upon completion of the Inamed Merger, each Inamed Share outstanding immediately prior to the effective time of the Inamed Merger will be cancelled and extinguished and converted into the right to receive, at the election of the holder (A) $84.00 in cash, without interest, or (B) 0.8498 of a share of Allergan common stock (including the associated preferred stock purchase rights), in each case subject to proration. This consideration will be paid upon surrender of the stock certificate formerly representing the canceled Inamed Shares in the manner provided in the Allergan Merger Agreement. Inamed Shares held by stockholders who validly exercise and perfect appraisal rights will be subject to appraisal in accordance with Delaware law as described further below under “—Appraisal Rights.”
      The maximum aggregate amount of cash payable pursuant to the Inamed Merger will be:

•	$84.00 multiplied by 45% of the total number of Inamed Shares canceled pursuant to the Inamed Merger, minus the cash value of any shares held by Inamed stockholders who validly exercise appraisal rights (this amount is sometimes referred to as the “maximum cash merger consideration”).
      The maximum aggregate number of shares of Allergan common stock payable pursuant to the Inamed Merger shall be:

•	0.8498 of a share of Allergan common stock multiplied by 55% of the total number of Inamed Shares canceled pursuant to the Inamed Merger (this amount is sometimes referred to as the “maximum stock merger consideration”).
      The stock merger consideration, together with the cash merger consideration, are sometimes referred to in this Current Report as the “merger consideration.” The percentages of cash and stock consideration also may be subject to adjustments to the extent necessary to protect the treatment of the Offer, the Inamed Merger and the Post-Closing Merger, collectively, as a reorganization under Section 368(a) of the Code, as provided in the Allergan Merger Agreement.

Appraisal Rights
      Although Inamed stockholders do not have appraisal rights in connection with the Offer, Inamed Shares held by Inamed stockholders who properly demand payment for such shares in compliance with Section 262 of the Delaware General Corporation Law (the “DGCL”) will not be converted into the right to receive the merger consideration, but instead will be converted into the right to receive such consideration as may be determined to be due to such stockholder pursuant to Section 262. However, if any Inamed stockholder fails to perfect or otherwise waives, withdraws or loses the right to receive payment under Section 262, then that Inamed stockholder will not be paid in accordance with Section 262 and the Inamed Shares held by that Inamed stockholder will be exchangeable solely for the right to receive the merger consideration as set forth in the Allergan Merger Agreement.
Fractional Shares
      Allergan will not issue fractional shares of Allergan common stock in the Offer or the Inamed Merger. Instead, each holder of Inamed Shares who otherwise would be entitled to receive fractional shares of Allergan common stock will be entitled to an amount of cash (without interest) equal to such holders’ respective proportionate share of the proceeds from the sale of the aggregate fractional shares of Allergan common stock issued pursuant to the Offer or the Inamed Merger, as the case may be, made in the open market by the exchange agent for the Offer and the Inamed Merger on behalf of all such holders.
Top-Up Option
      Subject to certain terms and conditions in the Allergan Merger Agreement, Offeror has an irrevocable option to purchase up to that number of Inamed Shares equal to the lowest number of Inamed Shares that, when added to the number of Inamed Shares collectively owned by Allergan, Offeror and any of Allergan’s other subsidiaries immediately following consummation of the Offer, shall constitute 90% of the Inamed Shares then outstanding (on a fully diluted basis, after giving effect to any exercise of the “Top-Up” option) at a purchase price per Inamed Share of $84.00. The purchase price may be paid in cash, shares of Allergan common stock, a promissory note, or a combination thereof.

Conditions to the Merger
      In addition to the completion of the Offer, the respective obligations of Inamed, Allergan and Offeror to complete the Inamed Merger under the Allergan Merger Agreement are subject to the satisfaction of the following conditions:

•	if required by the DGCL, the Allergan Merger Agreement will have been adopted by the stockholders of Inamed in accordance with the DGCL;

•	no judgment, injunction, order or decree of a governmental entity of competent jurisdiction will be in effect that has the effect of making the Inamed Merger or the Post-Closing Merger illegal or otherwise restraining or prohibiting the consummation of the Inamed Merger or the Post-Closing Merger;

•	all consents, approvals, orders or authorizations from, and all material declarations, filings and registrations with, any governmental entity required to consummate the Inamed Merger and the Post-Closing Merger will have been obtained or made, except for such consents, approvals, orders, authorizations, material declarations, filings and registrations, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined in the Allergan Merger Agreement, and, after giving effect to the Inamed Merger); and

•	no stop order suspending the effectiveness of the registration statement will be in effect and no proceedings for such purpose will be pending before the SEC.
Representations and Warranties
      The Allergan Merger Agreement contains customary representations and warranties of the parties. These include representations and warranties of Inamed with respect to: corporate organization and qualification; capitalization; subsidiaries; authority; SEC filings and financial statements; absence of undisclosed liabilities; litigation; absence of certain changes or events; compliance with laws and permits; material contracts and defaults; taxes; employee benefit plans; labor and employment matters; environmental matters; intellectual property; real property; regulatory compliance; insurance matters; opinion of financial advisors; brokers and finders; foreign corrupt practices and international trade sanctions; and additional representations regarding certain required amendments of the Inamed rights agreement.
      The Allergan Merger Agreement also contains customary representations and warranties of Allergan and Offeror, including among other things: organization and qualification; capitalization; authority; SEC filings; financial statements; absence of undisclosed liabilities; litigation; absence of certain changes or events; compliance with laws; environmental matters; intellectual property; regulatory compliance; financing and tax matters. The representations and warranties contained in the Allergan Merger Agreement expire at the effective time of the Inamed Merger.
     The representations, warranties and covenants made by the parties in the Allergan Merger Agreement are qualified by information contained in disclosure schedules delivered in connection with the execution of the Allergan Merger Agreement. Stockholders are not third party beneficiaries under the Allergan Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their affiliates.
No Solicitation of Other Offers by Inamed
      Under the terms of the Allergan Merger Agreement, subject to certain exceptions described below, Inamed has agreed that it and its subsidiaries, and directors, officers and employees of it and its subsidiaries, will not, directly or indirectly:

•	solicit, initiate, encourage or induce any inquiry regarding, or the making, submission or announcement of, any proposal to acquire Inamed;

•	participate in any discussions or negotiations regarding, or furnish any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, a proposal to acquire Inamed; or

•	enter into any letter of intent or similar document or contract contemplating or otherwise relating to a proposal to acquire Inamed.

      For purposes of the restrictions described above, a “proposal to acquire Inamed” is any offer or proposal with respect to a potential or proposed:

•	merger, consolidation, business combination or similar transaction involving Inamed or any of its significant subsidiaries pursuant to which Inamed’s stockholders immediately prior to such transaction would own less than 85% of the aggregate voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof);

•	sale, lease, exclusive license or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture or otherwise of the assets of Inamed or its subsidiaries representing 15% or more of the consolidated assets of Inamed and its subsidiaries;

•	issuance, sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) of securities representing more than 15% of the voting power of Inamed;

•	transaction in which any person or group of persons acquires beneficial ownership, or the right to acquire beneficial ownership of, 15% or more of the outstanding voting capital stock of Inamed; or

•	any combination of the above (other than the Offer, the Inamed Merger or the Post-Closing Merger).
      Under the Allergan Merger Agreement, Inamed is obligated to notify Allergan in writing within 48 hours after receiving any proposal to acquire Inamed or any request for nonpublic information or inquiry that could reasonably be expected to lead to any proposal to acquire Inamed. The notice must include the material terms and conditions of the potential proposal, and the identity of the person making the proposal. Inamed also must promptly keep Allergan informed of the status and details of the proposal, and must provide Allergan with a copy of all written materials provided in connection with such proposal.
      Notwithstanding the prohibitions described above, if Inamed receives an unsolicited bona fide written proposal to acquire Inamed, made after the Allergan Merger Agreement is executed, Inamed is permitted to participate or engage in discussions or negotiations with, and provide information to, the party making the proposal to acquire Inamed as long as:

•	Inamed’s board of directors determines in good faith, after consulting with an independent financial advisor and outside legal counsel, that such proposal constitutes or is reasonably likely to result in a superior proposal as compared to the transaction with Allergan; and

•	prior to providing any such information, the person making the proposal to acquire Inamed enters into a confidentiality agreement containing terms at least as restrictive as the terms of the confidentiality agreement between Allergan and Inamed and, contemporaneously with furnishing any nonpublic information to such person, Inamed furnishes any such nonpublic information to Allergan.
      Prior to providing any information to, or participating in discussions or negotiations with, any person making the proposal to acquire Inamed, Inamed must provide written notice to Allergan and otherwise comply with the notice and information delivery requirements described above.
      A “superior proposal” for purposes of the Allergan Merger Agreement is an unsolicited, bona fide written offer made by a potential acquirer to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of Inamed, or a majority of the total outstanding voting securities of Inamed and as a result of which the stockholders of Inamed immediately preceding the transaction would hold less than 50% of the equity interests in the surviving or resulting entity or its parent or subsidiary, on terms that are more favorable to Inamed’s stockholders than the terms of the Offer and the Inamed Merger, taking into account, among other matters, all legal, financial, regulatory and other aspects of such offer and the person making the proposal.
      Upon delivering notice to Allergan of Inamed’s receipt of a superior proposal, and if requested by Allergan, Inamed must negotiate in good faith with Allergan to revise the terms of the Allergan Merger Agreement to be superior to those in the purportedly superior proposal to acquire Inamed.
Changes of Recommendation
      The Allergan Merger Agreement contemplates that the Inamed board of directors will continue to recommend that Inamed stockholders tender their Inamed Shares pursuant to the Offer and adopt and approve the Allergan Merger Agreement.
      The Inamed board of directors or any committee thereof may not:

•	withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Allergan, the recommendation with respect to the Offer and the adoption and approval of the Allergan Merger Agreement;

•	approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any proposal to acquire Inamed; or

•	approve or recommend, or publicly propose to approve or recommend, any proposal to acquire Inamed.

      Notwithstanding the foregoing, the Inamed board of directors may take such actions if, prior to receipt of the approval of stockholders necessary to complete the Inamed Merger:

•	Inamed’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to withdraw or modify its recommendation would reasonably be likely to constitute a violation of its fiduciary duties under applicable law;

•	Inamed’s board of directors notifies Allergan in writing of its determination that the failure to withdraw or modify its recommendation would reasonably be likely to constitute a violation of its fiduciary duties under applicable law; and

•	in the case of any actions taken in connection with a proposal to acquire Inamed, at least five business days following receipt by Allergan of the written notice of the determination of Inamed’s board of directors that the failure to withdraw or modify its recommendation would reasonably be likely to constitute a violation of the directors’ fiduciary duties under applicable law, and taking into account any revised proposal made by Allergan after receiving the notice, Inamed’s board of directors maintains such determination.
Conduct of Business Before Completion of the Merger

Restrictions on Allergan’s Operations
      The Allergan Merger Agreement provides for certain restrictions on Allergan’s activities until either the completion of the Inamed Merger or the termination of the Allergan Merger Agreement. In general, Allergan is required to conduct its business only in the ordinary course consistent with past practice, and is subject to certain additional specific limitations on its actions and conduct prior to the Inamed Merger.

Restrictions on Inamed’s Operations
      The Allergan Merger Agreement provides for certain restrictions on the activities of Inamed and its subsidiaries until either the completion of the Inamed Merger or the termination of the Allergan Merger Agreement. In general, under the Allergan Merger Agreement, Inamed and its subsidiaries must:

•	conduct its business only in the ordinary course consistent with past practice;

•	use its commercially reasonable efforts to preserve intact its current business organization and goodwill and keep available the services of its current officers, key employees and key independent contractors; and

•	use its commercially reasonable efforts to preserve its goodwill and business relationships with its customers, suppliers, licensors, licensees and other persons with which it has business relationships.
      In addition, the Allergan Merger Agreement provides for a number of additional restrictions on Inamed’s actions and conduct prior to the Inamed Merger.
Antitrust Approval
      Under the Allergan Merger Agreement, Allergan and Inamed are to cooperate and use their reasonable best efforts to:

•	obtain any government clearances or approvals required for the consummation of the Offer or the closing of the Inamed Merger under the HSR Act, and any other federal, state or foreign law or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade, which we refer to herein collectively as the “antitrust laws”;

•	to obtain the expiration of any applicable waiting period under any antitrust laws;

•	to respond to any government requests for information under any antitrust laws;

•	to contest and resist any action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that restricts, prevents or prohibits the consummation of the Inamed Merger or any other transactions contemplated by the Allergan Merger Agreement under any antitrust laws.

Stock Options
      Immediately prior to the effective time of the Inamed Merger, each outstanding option under the Inamed stock plans will become fully vested and exercisable. At the effective time of the Inamed Merger and without any action on the part of the parties to the Allergan Merger Agreement or any holder of such stock options, each then outstanding option will be canceled and converted into and will thereafter represent only the right to receive an amount of cash equal to 45% of the “in the money” value of the option and a number of shares of Allergan common stock with a value equal to 55% of the “in the money” value of the option (with cash paid instead of any fractional shares).

Restricted Stock
      All outstanding rights that Inamed may hold immediately prior to the effective time of the Inamed Merger to acquire unvested Inamed Shares issued pursuant to the Inamed restricted stock plan will lapse as of the effective time of the Inamed Merger, such that holders of restricted stock will be entitled to receive the merger consideration payable pursuant to the Inamed Merger with respect to their restricted Inamed Shares.
Directors’ and Officers’ Indemnification
      Under the Allergan Merger Agreement, Allergan will, to the fullest extent permitted by law, and will cause Offeror to, honor all of Inamed’s obligations to indemnify its current or former directors or officers for acts or omissions by such directors and officers occurring prior to the effective time of the Inamed Merger. In addition, for a period of six years following the effective time of the Inamed Merger, Allergan must provide directors and officers insurance coverage and the certificate of incorporation and bylaws of Offeror must contain provisions no less favorable with respect to indemnification and exculpation of present and former directors and officers of Inamed than are presently set forth in Inamed’s and its subsidiaries’ certificates of incorporation and bylaws.
Termination of the Allergan Merger Agreement

Termination by Allergan or Inamed
      The Allergan Merger Agreement may be terminated at any time before the effective time of the Inamed Merger:

•	by mutual written consent of Allergan and Inamed;

•	by either Allergan or Inamed, if:

•	the Offer is not completed by February 28, 2006, subject to extension until March 30, 2006 by either party if all other conditions to the Offer are satisfied or capable of being satisfied and the only reason the Offer has not been completed is that required antitrust approvals have not been obtained and Allergan or Inamed are still attempting to obtain such necessary consents or approvals or are contesting either the refusal of applicable governmental entities to give such required consents or approvals or the entry of a judgment, injunction, order or decree regarding the same. This termination right is not available to any party whose breach of any provision of the Allergan Merger Agreement has caused or resulted in the failure of the Offer to be consummated by such termination date; or

•	if any governmental entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Inamed Merger and such order, decree, ruling or other action is or has become final and nonappealable. This termination right is not available to any party whose breach of any provision of the Allergan Merger Agreement is the cause of or resulted in such order, decree, ruling or other action.

Termination by Allergan
      Under the Allergan Merger Agreement, Allergan may terminate the Allergan Merger Agreement if:

•	there has been a breach by Inamed of its representations, warranties, covenants or agreements contained in the Allergan Merger Agreement that would result in a failure of a condition to the Offer that is not waived by Offeror; provided, that Allergan must first give Inamed prior written notice of Allergan’s intent to terminate the Allergan Merger Agreement and Inamed must not have cured the applicable breach within ten business days or, if sooner, by one business day prior to the termination date; or

•	(i) Inamed’s board of directors effects a Company Change of Recommendation (as defined in the Allergan Merger Agreement) or resolves to do so; (ii) Inamed’s board of directors approves or recommends to Inamed’s stockholders another proposal to acquire Inamed or resolves to do so; or (iii) a tender offer or exchange offer for Inamed Shares is commenced (other than by Allergan or any of its affiliates) and Inamed’s board of directors recommends that Inamed’s stockholders tender their shares in such tender offer or exchange offer or Inamed’s board of directors fails to recommend that Inamed’s stockholders reject such tender offer or exchange offer within seven business days after receipt of Allergan’s request to do so.

Termination by Inamed
      Inamed may terminate the Allergan Merger Agreement if:

•	Allergan fails to consummate the Offer in breach of the Allergan Merger Agreement or if there has been a breach by Allergan or Offeror of (x) its representations and warranties, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Parent Material Adverse Effect (as defined in the Allergan Merger Agreement), or (y) its covenants and agreements contained in the Allergan Merger Agreement in any material respect, provided, that Inamed must first give Allergan prior written notice of Inamed’s intent to terminate the Allergan Merger Agreement and Allergan must not have cured the applicable breach within ten business days or, if sooner, by one business day prior to the termination date; or

•	prior to consummation of the Offer, upon or following a Company Change in Recommendation or otherwise in order to enter into a definitive agreement with respect to or otherwise to accept a superior proposal, in either case as permitted by the Allergan Merger Agreement and subject to the timely payment in full of any termination fees payable by Inamed pursuant to the Allergan Merger Agreement.
Termination Fees and Expenses
      Except as set forth below, all costs and expenses incurred in connection with the Allergan Merger Agreement will be paid by the party incurring the same.

Inamed Termination Fees
      The Allergan Merger Agreement provides that Inamed will pay Allergan $10 million within two business days following termination if the Allergan Merger Agreement is terminated by Allergan due to Inamed’s breach of any representation, warranty, covenant or agreement which would result in a failure of a condition to the Offer that is not waived by Offeror; provided that Allergan has given Inamed prior written notice of Allergan’s intent to terminate the Allergan Merger Agreement and Inamed has not cured the applicable breach within ten business days or, if sooner, by one business day prior to the termination date.
      The Allergan Merger Agreement provides that Inamed will pay Allergan a termination fee of $100 million, less any amount previously paid as specified above, at the earlier of the date that Inamed enters into a definitive agreement providing for an acquisition of Inamed or the date of the consummation of such a transaction if:

•	prior to consummation of the Offer, any person publicly announces a proposal to acquire Inamed which has not been expressly and bona fide publicly withdrawn;

•	the Allergan Merger Agreement is terminated by either Inamed or Allergan (i) because the Offer has not been consummated on or before February 28, 2006 (or March 30, 2006 if extended) and at the time of termination, the registration statement has become effective and Inamed has not performed in all material respects all of its obligations required to be performed by it pursuant to the Allergan Merger Agreement at or prior to the completion of the Offer or there shall not have been validly tendered prior to the expiration date of the Offer at least a majority of the outstanding Inamed Shares on a fully diluted basis or (ii) by Allergan as a result of a breach by Inamed of a covenant or other affirmative obligation that would result in the failure of a condition to the Offer; and

•	within 12 months after the date of termination of the Allergan Merger Agreement, Inamed enters into a definitive agreement with respect to an acquisition of Inamed or consummates such a transaction.
      The Allergan Merger Agreement further provides that Inamed will pay Allergan a termination fee of $100 million within two business days following termination of the Allergan Merger Agreement if the Allergan Merger Agreement is terminated by Allergan because:

•	the Inamed board of directors effects a Company Change of Recommendation (as defined in the Allergan Merger Agreement), or resolves to do so;

•	the Inamed board of directors approves or recommends to Inamed stockholders a proposal to acquire Inamed, or resolves to do so; or

•	a tender or exchange offer for Inamed Shares is commenced (other than by Allergan or any of its affiliates) and the Inamed board of directors recommends that the Inamed stockholders tender their shares in such tender or exchange offer or fails to recommend that the Inamed stockholders reject such tender or exchange offer within seven business days after receipt of Allergan’s request to do so.
      Inamed will also pay Allergan a termination fee of $100 million concurrently with the termination of the Allergan Merger Agreement if the Allergan Merger Agreement is terminated by Inamed prior to the completion of the Offer, upon or following a Company Change of Recommendation or otherwise in order for Inamed to enter into a definitive agreement with respect to or otherwise to accept a proposal to acquire Inamed.

     Allergan Termination Fees
      The Allergan Merger Agreement provides that Allergan will pay Inamed $10 million within two business days following termination if the Allergan Merger Agreement is terminated by Inamed because (i) Allergan fails to consummate the Offer in breach of the Allergan Merger Agreement, or (ii) there has been a breach by Allergan or Offeror of (x) its representations and warranties contained in the Allergan Merger Agreement, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Parent Material Adverse Effect, or (y) its covenants and agreements contained in the Allergan Merger Agreement in any material respect; provided that Inamed has given Allergan prior written notice of Inamed’s intent to terminate the Allergan Merger Agreement and Allergan has not cured the applicable breach within ten business days, or, if sooner, by one business day prior to the termination date.
      Under the Allergan Merger Agreement, Allergan will also pay Inamed a termination fee of $90 million, in addition to any amount previously paid as specified above, within two business days following the date of termination if:

•	Inamed has been required to pay Medicis the $90 million termination fee under the Agreement and Plan of Merger entered into on March 20, 2005 by Inamed, Medicis and Masterpiece Acquisition Corp. and subsequently terminated on December 13, 2005; and

•	the Offer is not consummated and Inamed terminates the Allergan Merger Agreement because (i) Allergan fails to consummate the Offer in breach of the Allergan Merger Agreement, or (ii) there has been a breach by Allergan or Offeror of (x) its representations and warranties, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Parent Material Adverse Effect, or (y) its covenants and agreements contained in the Allergan Merger Agreement in any material respect; provided that Inamed has given Allergan prior written notice of Inamed’s intent to terminate the Allergan Merger Agreement and Allergan has not cured the applicable breach within ten business days, or, if sooner, by one business day prior to the termination date; or

•	the Offer is not consummated on or prior to the termination date and the antitrust conditions in the Allergan Merger Agreement have not been satisfied (unless such conditions have not been satisfied because Inamed has been unable to divest the Reloxin Assets as contemplated in the Allergan Merger Agreement).
      Inamed will not be entitled to such Allergan termination fees if Inamed elects to file suit or otherwise seeks to recover money damages from Allergan.
Effect of Termination
      In the event of termination of the Allergan Merger Agreement prior to the effective time of the Inamed Merger in accordance with the terms of the Allergan Merger Agreement, the Allergan Merger Agreement will become void, and there shall be no liability or further obligation on the part of Allergan, Offeror, or Inamed, except to the extent that the termination results from the willful and material breach by a party of the Allergan Merger Agreement, and other than the payment of fees and expenses described above under “Termination Fees and Expenses,” certain provisions relating to confidentiality, and certain general provisions which will survive the termination.
Tax Treatment
      Allergan and Inamed intend the Inamed Merger, taken together with the Offer and the Post-Closing Merger, to qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Each of Allergan, Offeror and Inamed shall use its best efforts to cause the Inamed Merger, taken together with the Offer and the Post-Closing Merger, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of Allergan, Offeror, Company, or their respective subsidiaries shall take, or agree to take, any action (including any action otherwise permitted by the Allergan Merger Agreement) that could prevent or impede the Inamed Merger, taken together with the Offer and the Post-Closing Merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Item 8.01. Other Events.
      On December 13, 2005, Allergan issued a press release acknowledging that Inamed’s board of directors had changed its recommendation of Allergan’s exchange offer, and now recommends that Inamed stockholders tender their Inamed shares pursuant to Allergan’s exchange offer upon the execution of the Allergan Merger Agreement and the amendment of the terms of the exchange offer to conform to the exchange offer terms in such agreement. Allergan’s press release also acknowledged that Inamed and Medicis had each publicly announced the termination of their merger agreement. A copy of Allergan’s press release is attached as Exhibit 99.3 hereto and is incorporated herein by this reference.
     On December 16, 2005, Allergan issued a press release announcing the extension of the expiration date of the Offer to 5:00 P.M. Eastern Time on Monday, January 9, 2006 from the previously scheduled expiration date of 12:00 midnight, Eastern Time, on Tuesday, December 20, 2005. Allergan also announced it had received a request for additional information, referred to as a second request, from the Federal Trade Commission, pursuant to the HSR Act, in connection with the proposed acquisition of Inamed. A copy of Allergan’s press release is attached as Exhibit 99.4 hereto and is incorporated herein by this reference.
     On December 20, 2005, Allergan and Inamed issued a joint press release announcing the execution of the Allergan Merger Agreement, as described in Item 1.01 above. The release also noted that Inamed and Ipsen Ltd. had entered into a termination agreement pursuant to which, subject to the consummation of Allergan’s acquisition of Inamed, all rights related to Ipsen’s Botulinum Toxin type A pharmaceutical product previously granted by Ipsen to Inamed would be returned to Ipsen, and all worldwide rights in the Reloxin® trademark would be assigned to Ipsen. Under the terms and subject to the conditions of that agreement, the return of the rights to the Botulinum Toxin type A pharmaceutical product to Ipsen, and the assignment of the worldwide rights in the Reloxin® trademark to Ipsen would be made in consideration for payment by Ipsen of ten million US dollars to Inamed. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by this reference.
     Pursuant to Rule 439 promulgated under the Securities Act of 1933, as amended, Allergan requested that Inamed cooperate in obtaining the consent of KPMG, LLP, Inamed’s independent registered public accountants, to being named in the Registration Statement and to the incorporation by reference of its audit report included in Inamed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Allergan also requested that KPMG, LLP provide Allergan with their consent required for Allergan to incorporate by reference into the Registration Statement the audit report included in Inamed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. On December 19, 2005 KPMG, LLP provided the requested consent to Allergan. A copy of such consent was filed by Allergan as an exhibit to Amendment No. 2 to the Registration Statement.
     The consolidated financial statements and related financial statement schedule of Inamed and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and Inamed management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 are being incorporated by reference in the Registration Statement in reliance upon the reports of KPMG, LLP, independent registered public accounting firm, incorporated by reference in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit
No.	Description of Exhibit

99.1	Joint press release issued by Allergan, Inc. and Inamed Corporation on December 20, 2005.

99.2	Agreement and Plan of Merger, dated as of December 20, 2005, by and among Allergan, Inc., Banner Acquisition, Inc. and Inamed Corporation.

99.3	Allergan, Inc. press release dated December 13, 2005.

99.4	Allergan, Inc. press release dated December 16, 2005.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLERGAN, INC.

	By:	/s/ MATTHEW J. MALETTA

	Name:	Matthew J. Maletta
	Title:	Vice President, Assistant General
Counsel and Assistant Secretary
Date: December 20, 2005

Exhibit Index

Exhibit
No.	Description of Exhibit

99.1	Joint press release issued by Allergan, Inc. and Inamed Corporation on December 20, 2005.

99.2	Agreement and Plan of Merger, dated as of December 20, 2005, by and among Allergan, Inc., Banner Acquisition, Inc. and Inamed Corporation.

99.3	Allergan, Inc. press release dated December 13, 2005.

99.4	Allergan, Inc. press release dated December 16, 2005.